                         SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C. 20549

                                    SCHEDULE 13G

                      Under the Securities Exchange Act of 1934
                                  (Amendment No. 1)*


                              CARDIOGENESIS CORPORATION
   ----------------------------------------------------------------------------
                                   (Name of Issuer)


                                     COMMON STOCK
   ----------------------------------------------------------------------------
                            (Title of Class of Securities)


                                     001415 9K 1
   ----------------------------------------------------------------------------
                                    (CUSIP Number)

                                         N/A
   ----------------------------------------------------------------------------
             (Date of Event Which Requires Filing of This Statement)

      Check the appropriate box to designate the rule pursuant to which this
   Schedule is filed:

          / /  Rule 13d-1(b)

          / /  Rule 13d-(c)

          /X/  Rule 13d-1 (d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

   The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                            (Continued on following pages)


                              Page 1 of 20 Pages
                      Exhibit Index Contained on Page 17

CUSIP NO. 001415 9K 1                 13G                    Page 2 of 20 Pages

--------------------------------------------------------------------------------
    1 NAME OF REPORTING PERSON
      SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Kleiner Perkins Caufield & Byers VII, L.P., a California Limited
          Partnership ("KPCB VII") 94-3201863
--------------------------------------------------------------------------------
    2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) / /  (b) /X/
--------------------------------------------------------------------------------
    3 SEC USE ONLY

--------------------------------------------------------------------------------
    4 CITIZENSHIP OR PLACE OF ORGANIZATION
        California Limited Partnership
--------------------------------------------------------------------------------
                   5  SOLE VOTING POWER                                    - 0 -
   NUMBER OF       -------------------------------------------------------------
     SHARES        6  SHARED VOTING POWER
  BENEFICIALLY                                                           730,546
    OWNED BY       -------------------------------------------------------------
      EACH         7  SOLE DISPOSITIVE POWER                               - 0 -
   REPORTING       -------------------------------------------------------------
     PERSON        8  SHARED DISPOSITIVE POWER
      WITH                                                               730,546
--------------------------------------------------------------------------------
    9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
      REPORTING PERSON
                                                                         730,546
--------------------------------------------------------------------------------
  10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
      EXCLUDES CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
   11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                            6.0%
--------------------------------------------------------------------------------
   12 TYPE OF REPORTING PERSON*
                                                                              PN
--------------------------------------------------------------------------------

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP NO. 001415 9K 1                 13G                    Page 3 of 20 Pages

--------------------------------------------------------------------------------
    1 NAME OF REPORTING PERSON
      SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      KPCB VII Associates, L.P., a California Limited Partnership ("KPCB VII Associates") 94-3203783
--------------------------------------------------------------------------------
    2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) / /  (b) /X/
--------------------------------------------------------------------------------
    3 SEC USE ONLY

--------------------------------------------------------------------------------
    4 CITIZENSHIP OR PLACE OF ORGANIZATION
        California Limited Partnership
--------------------------------------------------------------------------------
                   5  SOLE VOTING POWER                                    - 0 -
                   -------------------------------------------------------------
                   6  SHARED VOTING POWER
   NUMBER OF          782,727 shares of which 730,546 shares are directly owned
     SHARES           by KPCB VII and 52,181 shares are directly owned by KPCB
  BENEFICIALLY        Life Sciences Zaibatsu Fund II, a California Limited
    OWNED BY          Partnership ("KPCB ZF II").  KPCB VII Associates is the
      EACH            general partner of KPCB VII and KPCB ZF II.
   REPORTING       -------------------------------------------------------------
     PERSON        7  SOLE DISPOSITIVE POWER                               - 0 -
      WITH         -------------------------------------------------------------
                   8  SHARED DISPOSITIVE POWER
                      782,727 shares of which 730,546 shares are directly owned
                      by KPCB VII and 52,181 shares are directly owned by KPCB
                      ZF II.  KPCB VII Associates is the general partner of
                      KPCB VII and KPCB ZF II.
--------------------------------------------------------------------------------
    9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
      REPORTING PERSON
                                                                         782,727
--------------------------------------------------------------------------------
   10
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
      EXCLUDES CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
   11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                            6.4%
--------------------------------------------------------------------------------
   12 TYPE OF REPORTING PERSON*
                                                                              PN
--------------------------------------------------------------------------------

                   * SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP NO. 001415 9K 1                 13G                    Page 4 of 20 Pages

--------------------------------------------------------------------------------
    1 NAME OF REPORTING PERSON
      SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Kevin R. Compton
--------------------------------------------------------------------------------
    2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a) / /   (b) /X/
--------------------------------------------------------------------------------
    3 SEC USE ONLY

--------------------------------------------------------------------------------
    4 CITIZENSHIP OR PLACE OF ORGANIZATION
        United States
--------------------------------------------------------------------------------
                   5  SOLE VOTING POWER                                      68
                   -------------------------------------------------------------
                   6  SHARED VOTING POWER
                      782,727 shares of which 730,546 shares are directly owned
                      by KPCB VII and 52,181 shares are directly owned by KPCB
                      ZF II.  KPCB VII Associates is the general partner of
    NUMBER OF         KPCB VII and KPCB ZF II.  Mr. Compton is a general
     SHARES           partner of KPCB VII Associates.  Mr. Compton disclaims
  BENEFICIALLY        beneficial ownership of shares held directly by KPCB VII
 OWNED BY EACH        and KPCB ZF II.
   REPORTING       -------------------------------------------------------------
     PERSON        7  SOLE DISPOSITIVE POWER                                 68
      WITH         -------------------------------------------------------------
                   8  SHARED DISPOSITIVE POWER
                      782,727 shares of which 730,546 shares are directly owned
                      by KPCB VII and 52,181 shares are directly owned by KPCB
                      ZF II.  KPCB VII Associates is the general partner of
                      KPCB VII and KPCB ZF II.  Mr. Compton is a general
                      partner of KPCB VII Associates.  Mr. Compton disclaims
                      beneficial ownership of shares held directly by KPCB VII
                      and KPCB ZF II.
--------------------------------------------------------------------------------
    9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
      REPORTING PERSON
                                                                         782,795
--------------------------------------------------------------------------------
   10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
      EXCLUDES CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
   11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                                            6.4%
--------------------------------------------------------------------------------
   12 TYPE OR REPORTING PERSON*
                                                                              IN
--------------------------------------------------------------------------------


                   * SEE INSTRUCTIONS BEFORE FILLING OUT!

                                       13G                    Page 5 of 20 Pages
 CUSIP NO. 001415 9K 1

--------------------------------------------------------------------------------
    1 NAME OF REPORTING PERSON
      SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Brook H. Byers
--------------------------------------------------------------------------------
    2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a) / /   (b) /X/
--------------------------------------------------------------------------------
    3 SEC USE ONLY

--------------------------------------------------------------------------------
    4 CITIZENSHIP OR PLACE OF ORGANIZATION
        United States
--------------------------------------------------------------------------------
                   5 SOLE VOTING POWER                                       266
                   -------------------------------------------------------------
                   6 SHARED VOTING POWER
                     782,727 shares of which 730,546 shares are directly owned
                     by KPCB VII and 52,181 shares are directly owned by KPCB
                     ZF II.  KPCB VII Associates is the general partner of
    NUMBER OF        KPCB VII and KPCB ZF II.  Mr. Byers is a general partner
     SHARES          of KPCB VII Associates.  Mr. Byers disclaims beneficial
  BENEFICIALLY       ownership of shares held directly by KPCB VII and KPCB ZF
 OWNED BY EACH       II.
   REPORTING       -------------------------------------------------------------
     PERSON        7 SOLE DISPOSITIVE POWER                                  266
      WITH         -------------------------------------------------------------
                   8 SHARED DISPOSITIVE POWER
                     782,727 shares of which 730,546 shares are directly owned
                     by KPCB VII and 52,181 shares are directly owned by KPCB
                     ZF II.  KPCB VII Associates is the general partner of
                     KPCB VII and KPCB ZF II.  Mr. Byers is a general partner
                     of KPCB VII Associates.  Mr. Byers disclaims beneficial
                     ownership of shares held directly by KPCB VII and KPCB ZF
                     II.
--------------------------------------------------------------------------------
    9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
      REPORTING PERSON                                                   782,993
--------------------------------------------------------------------------------
   10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
      EXCLUDES CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
   11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                       6.4%
--------------------------------------------------------------------------------
   12 TYPE OF REPORTING PERSON*                                               IN
--------------------------------------------------------------------------------

* SEE INSTRUCTIONS BEFORE FILLING OUT!

                                       13G                    Page 6 of 20 Pages
 CUSIP NO. 001415 9K 1

--------------------------------------------------------------------------------
    1 NAME OF REPORTING PERSON
      SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Vinod Khosla
--------------------------------------------------------------------------------
    2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a) / /   (b) /X/
--------------------------------------------------------------------------------
    3 SEC USE ONLY

--------------------------------------------------------------------------------
    4 CITIZENSHIP OR PLACE OF ORGANIZATION
        United States
--------------------------------------------------------------------------------
                   5 SOLE VOTING POWER                                     - 0 -
                   -------------------------------------------------------------
                   6 SHARED VOTING POWER
                     782,727 shares of which 730,546 shares are directly owned
                     by KPCB VII and 52,181 shares are directly owned by KPCB
                     ZF II.  KPCB VII Associates is the general partner of
    NUMBER OF        KPCB VII and KPCB ZF II.  Mr. Khosla is a general partner
     SHARES          of KPCB VII Associates.  Mr. Khosla disclaims beneficial
  BENEFICIALLY       ownership of shares held directly by KPCB VII and KPCB ZF
 OWNED BY EACH       II.
   REPORTING       -------------------------------------------------------------
     PERSON        7 SOLE DISPOSITIVE POWER                                - 0 -
      WITH         -------------------------------------------------------------
                   8 SHARED DISPOSITIVE POWER
                     782,727 shares of which 730,546 shares are directly owned
                     by KPCB VII and 52,181 shares are directly owned by KPCB
                     ZF II.  KPCB VII Associates is the general partner of
                     KPCB VII and KPCB ZF II.  Mr. Khosla is a general partner
                     of KPCB VII Associates.  Mr. Khosla disclaims beneficial
                     ownership of shares held directly by KPCB VII and KPCB ZF
                     II.
--------------------------------------------------------------------------------
    9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
      REPORTING PERSON                                                   782,727
--------------------------------------------------------------------------------
   10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
      EXCLUDES CERTAIN SHARES*                                              / /
--------------------------------------------------------------------------------
   11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                       6.4%
--------------------------------------------------------------------------------
   12 TYPE OF REPORTING PERSON*                                               IN
--------------------------------------------------------------------------------

                  * SEE INSTRUCTIONS BEFORE FILLING OUT!

                                    13G                       Page 7 of 20 Pages
 CUSIP NO. 001415 9K 1

--------------------------------------------------------------------------------
    1 NAME OF REPORTING PERSON
      SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           William R. Hearst, III
--------------------------------------------------------------------------------
    2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a) / /   (b) /X/
--------------------------------------------------------------------------------
    3 SEC USE ONLY

--------------------------------------------------------------------------------
    4 CITIZENSHIP OR PLACE OF ORGANIZATION
        United States
--------------------------------------------------------------------------------
                   5  SOLE VOTING POWER                                      683
                   -------------------------------------------------------------
                   6  SHARED VOTING POWER
                      782,727 shares of which 730,546 shares are directly owned
    NUMBER OF         by KPCB VII and 52,181 shares are directly owned by KPCB
     SHARES           ZF II.  KPCB VII Associates is the general partner of KPCB
  BENEFICIALLY        VII and KPCB ZF II.  Mr. Hearst is a general partner of
 OWNED BY EACH        KPCB VII Associates.  Mr. Hearst disclaims beneficial
   REPORTING          ownership of shares held directly by KPCB VII and KPCB ZF
     PERSON           II.
      WITH         -------------------------------------------------------------
                   7  SOLE DISPOSITIVE POWER                                 683
                   -------------------------------------------------------------
                   8  SHARED DISPOSITIVE POWER
                      782,727 shares of which 730,546 shares are directly owned
                      by KPCB VII and 52,181 shares are directly owned by KPCB
                      ZF II.  KPCB VII Associates is the general partner of KPCB
                      VII and KPCB ZF II.  Mr. Hearst is a general partner of
                      KPCB VII Associates.  Mr. Hearst disclaims beneficial
                      ownership of shares held directly by KPCB VII and KPCB ZF
                      II.
--------------------------------------------------------------------------------
    9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
      REPORTING PERSON                                                   783,410
--------------------------------------------------------------------------------
   10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
      EXCLUDES CERTAIN SHARES*
--------------------------------------------------------------------------------
   11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                       6.4%
--------------------------------------------------------------------------------
   12 TYPE OF REPORTING PERSON*                                               IN
--------------------------------------------------------------------------------

                   * SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP NO. 001415 9K 1                 13G                    Page 8 of 20 Pages

--------------------------------------------------------------------------------
    1 NAME OF REPORTING PERSON
      SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           L. John Doerr
--------------------------------------------------------------------------------
    2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a)    (b) /X/
--------------------------------------------------------------------------------
    3 SEC USE ONLY

--------------------------------------------------------------------------------
    4 CITIZENSHIP OR PLACE OF ORGANIZATION
        United States
--------------------------------------------------------------------------------
                     5  SOLE VOTING POWER                                    982
                   -------------------------------------------------------------
                     6  SHARED VOTING POWER
                        782,727 shares of which 730,546 shares are directly
                        owned by KPCB VII and 52,181 shares are directly owned
                        by KPCB ZF II.  KPCB VII Associates is the general
    NUMBER OF           partner of KPCB VII and KPCB ZF II.  Mr. Doerr is a
     SHARES             general partner of KPCB VII Associates.  Mr. Doerr
  BENEFICIALLY          disclaims beneficial ownership of shares held directly
 OWNED BY EACH          by KPCB VII and KPCB ZF II.
   REPORTING       -------------------------------------------------------------
     PERSON          7  SOLE DISPOSITIVE POWER                               982
      WITH         -------------------------------------------------------------
                     8  SHARED DISPOSITIVE POWER
                        782,727 shares of which 730,546 shares are directly
                        owned by KPCB VII and 52,181 shares are directly owned
                        by KPCB ZF II.  KPCB VII Associates is the general
                        partner of KPCB VII and KPCB ZF II.  Mr. Doerr is a
                        general partner of KPCB VII Associates.  Mr. Doerr
                        disclaims beneficial ownership of shares held directly
                        by KPCB VII and KPCB ZF II.
--------------------------------------------------------------------------------
    9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
      REPORTING PERSON                                                   783,709
--------------------------------------------------------------------------------
   10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
      EXCLUDES CERTAIN SHARES*
--------------------------------------------------------------------------------
   11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                       6.4%
--------------------------------------------------------------------------------
   12 TYPE OF REPORTING PERSON*                                               IN
--------------------------------------------------------------------------------


                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP NO. 001415 9K 1                 13G                    Page 9 of 20 Pages

--------------------------------------------------------------------------------
    1 NAME OF REPORTING PERSON
      SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Joseph S. Lacob
--------------------------------------------------------------------------------
    2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a)    (b) /X/
--------------------------------------------------------------------------------
    3 SEC USE ONLY

--------------------------------------------------------------------------------
    4 CITIZENSHIP OR PLACE OF ORGANIZATION
        United States
--------------------------------------------------------------------------------
   NUMBER OF       5 SOLE VOTING POWER                                       208
                   -------------------------------------------------------------
                   6 SHARED VOTING POWER
                     782,727 shares of which 730,546 shares are directly owned
                     by KPCB VII and 52,181 shares are directly owned by KPCB ZF
    NUMBER OF        II.  KPCB VII Associates is the general partner of KPCB VII
     SHARES          and KPCB ZF II.  Mr. Lacob is a general partner of KPCB VII
  BENEFICIALLY       Associates.  Mr. Lacob disclaims beneficial ownership of
 OWNED BY EACH       shares held directly by KPCB VII and KPCB ZF II.
   REPORTING       -------------------------------------------------------------
     PERSON        7 SOLE DISPOSITIVE POWER                                  208
      WITH         -------------------------------------------------------------
                   8 SHARED DISPOSITIVE POWER
                     782,727 shares of which 730,546 shares are directly owned
                     by KPCB VII and 52,181 shares are directly owned by KPCB ZF
                     II.  KPCB VII Associates is the general partner of KPCB VII and KPCB ZF II.  Mr. Lacob is a general partner of KPCB VII
                     Associates.  Mr. Lacob disclaims beneficial ownership of
                     shares held directly by KPCB VII and KPCB ZF II.
--------------------------------------------------------------------------------
    9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
      REPORTING PERSON                                                   782,935
--------------------------------------------------------------------------------
   10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
      EXCLUDES CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
   11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                       6.4%
--------------------------------------------------------------------------------
   12 TYPE OF REPORTING PERSON*                                               IN
--------------------------------------------------------------------------------

* SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP NO. 001415 9K 1                 13G                   Page 10 of 20 Pages

--------------------------------------------------------------------------------
    1 NAME OF REPORTING PERSON
      SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Bernard Lacroute
--------------------------------------------------------------------------------
    2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) /X/ (b) /X/
--------------------------------------------------------------------------------
    3 SEC USE ONLY

--------------------------------------------------------------------------------
    4 CITIZENSHIP OR PLACE OF ORGANIZATION
        United States
--------------------------------------------------------------------------------
                   5  SOLE VOTING POWER                                       68
                   -------------------------------------------------------------
                   6  SHARED VOTING POWER
                      782,727 shares of which 730,546 shares are directly owned
                      by KPCB VII and 52,181 shares are directly owned by KPCB
                      ZF II.  KPCB VII Associates is the general partner of
    NUMBER OF         KPCB VII and KPCB ZF II.  Mr. Lacroute is a general
     SHARES           partner of KPCB VII Associates.  Mr. Lacroute disclaims
  BENEFICIALLY        beneficial ownership of shares held directly by KPCB VII
 OWNED BY EACH        and KPCB ZF II.
   REPORTING       -------------------------------------------------------------
     PERSON        7  SOLE DISPOSITIVE POWER                                  68
      WITH         -------------------------------------------------------------
                   8  SHARED DISPOSITIVE POWER
                      782,727 shares of which 730,546 shares are directly owned
                      by KPCB VII and 52,181 shares are directly owned by KPCB
                      ZF II.  KPCB VII Associates is the general partner of
                      KPCB VII and KPCB ZF II.  Mr. Lacroute is a general
                      partner of KPCB VII Associates.  Mr. Lacroute disclaims
                      beneficial ownership of shares held directly by KPCB VII
                      and KPCB ZF II.
--------------------------------------------------------------------------------
    9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
      REPORTING PERSON                                                   782,795
--------------------------------------------------------------------------------
   10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
      EXCLUDES CERTAIN SHARES*
--------------------------------------------------------------------------------
   11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                       6.4%
--------------------------------------------------------------------------------
   12 TYPE OF REPORTING PERSON*                                               IN
--------------------------------------------------------------------------------


                   * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 001415 9K 1                 13G                    Page 11 of 20 Pages

--------------------------------------------------------------------------------
   1 NAME OF REPORTING PERSON
     SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           James P. Lally
--------------------------------------------------------------------------------
   2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a) / /   (b) /X/
--------------------------------------------------------------------------------
   3     SEC USE ONLY

--------------------------------------------------------------------------------
   4 CITIZENSHIP OR PLACE OF ORGANIZATION
       United States
--------------------------------------------------------------------------------
                   5  SOLE VOTING POWER                                       68
                   -------------------------------------------------------------
                   6  SHARED VOTING POWER
                      782,727 shares of which 730,546 shares are directly owned
                      by KPCB VII and 52,181 shares are directly owned by KPCB
                      ZF II.  KPCB VII Associates is the general partner of KPCB
    NUMBER OF         VII and KPCB ZF II.  Mr. Lally is a general partner of
     SHARES           KPCB VII Associates.  Mr. Lally disclaims beneficial
  BENEFICIALLY        ownership of shares held directly by KPCB VII and KPCB ZF
 OWNED BY EACH        II.
   REPORTING       -------------------------------------------------------------
     PERSON        7  SOLE DISPOSITIVE POWER                                  68
      WITH         -------------------------------------------------------------
                   8  SHARED DISPOSITIVE POWER
                      782,727 shares of which 730,546 shares are directly owned
                      by KPCB VII and 52,181 shares are directly owned by KPCB
                      ZF II.  KPCB VII Associates is the general partner of KPCB
                      VII and KPCB ZF II.  Mr. Lally is a general partner of
                      KPCB VII Associates.  Mr. Lally disclaims beneficial
                      ownership of shares held directly by KPCB VII and KPCB ZF
                      II.
--------------------------------------------------------------------------------
   9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
     REPORTING PERSON                                                    782,795
--------------------------------------------------------------------------------
  10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
     EXCLUDES CERTAIN SHARES*
--------------------------------------------------------------------------------
  11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                        6.4%
--------------------------------------------------------------------------------
  12 TYPE OF REPORTING PERSON*                                                IN
--------------------------------------------------------------------------------

                   * SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP NO. 001415 9K 1                 13G                   Page 12 of 20 Pages

--------------------------------------------------------------------------------
    1 NAME OF REPORTING PERSON
      SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Douglas J. MacKenzie
--------------------------------------------------------------------------------
    2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a) / /   (b) /X/
--------------------------------------------------------------------------------
    3 SEC USE ONLY

--------------------------------------------------------------------------------
    4 CITIZENSHIP OR PLACE OF ORGANIZATION
        United States
--------------------------------------------------------------------------------
                    5 SOLE VOTING POWER                                       68
                   -------------------------------------------------------------
                    6 SHARED VOTING POWER
                      782,727 shares of which 730,546 shares are directly
                      owned by KPCB VII and 52,181 shares are directly owned
                      by KPCB ZF II.  KPCB VII Associates is the general
    NUMBER OF         partner of KPCB VII and KPCB ZF II.  Mr. MacKenzie is a
     SHARES           general partner of KPCB VII Associates.  Mr. MacKenzie
  BENEFICIALLY        disclaims beneficial ownership of shares held directly
 OWNED BY EACH        by KPCB VII and KPCB ZF II.
   REPORTING       -------------------------------------------------------------
     PERSON         7 SOLE DISPOSITIVE POWER                                  68
      WITH         -------------------------------------------------------------
                    8 SHARED DISPOSITIVE POWER
                      782,727 shares of which 730,546 shares are directly
                      owned by KPCB VII and 52,181 shares are directly owned
                      by KPCB ZF II.  KPCB VII Associates is the general
                      partner of KPCB VII and KPCB ZF II.  Mr. MacKenzie is a
                      general partner of KPCB VII Associates.  Mr. MacKenzie
                      disclaims beneficial ownership of shares held directly
                      by KPCB VII and KPCB ZF II.
--------------------------------------------------------------------------------
    9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
      REPORTING PERSON                                                   782,795
--------------------------------------------------------------------------------
   10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
      EXCLUDES CERTAIN SHARES*
--------------------------------------------------------------------------------
   11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                     6.4%
--------------------------------------------------------------------------------
   12 TYPE OR REPORTING PERSON*                                               IN
--------------------------------------------------------------------------------

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP NO. 001415 9K 1                 13G                   Page 13 of 20 Pages

--------------------------------------------------------------------------------
    1 NAME OF REPORTING PERSON
      SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           E. Floyd Kvamme
--------------------------------------------------------------------------------
    2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a) / /   (b) /X/
--------------------------------------------------------------------------------
    3 SEC USE ONLY

--------------------------------------------------------------------------------
    4 CITIZENSHIP OR PLACE OF ORGANIZATION
        United States
--------------------------------------------------------------------------------
                   5  SOLE VOTING POWER                                      409
                   -------------------------------------------------------------
                   6  SHARED VOTING POWER
                      782,727 shares of which 730,546 shares are directly owned
                      by KPCB VII and 52,181 shares are directly owned by KPCB
                      ZF II.  KPCB VII Associates is the general partner of
    NUMBER OF         KPCB VII and KPCB ZF II.  Mr. Kvamme is a general partner
     SHARES           of KPCB VII Associates.  Mr. Kvamme disclaims beneficial
  BENEFICIALLY        ownership of shares held directly by KPCB VII and KPCB ZF
 OWNED BY EACH        II.
   REPORTING       -------------------------------------------------------------
     PERSON        7  SOLE DISPOSITIVE POWER                                 409
      WITH         -------------------------------------------------------------
                   8  SHARED DISPOSITIVE POWER
                      782,727 shares of which 730,546 shares are directly owned
                      by KPCB VII and 52,181 shares are directly owned by KPCB
                      ZF II.  KPCB VII Associates is the general partner of
                      KPCB VII and KPCB ZF II.  Mr. Kvamme is a general partner
                      of KPCB VII Associates.  Mr. Kvamme disclaims beneficial
                      ownership of shares held directly by KPCB VII and KPCB ZF
                      II.
--------------------------------------------------------------------------------
    9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
      REPORTING PERSON                                                   783,136
--------------------------------------------------------------------------------
   10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
      EXCLUDES CERTAIN SHARES*
--------------------------------------------------------------------------------
   11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                     6.4%
--------------------------------------------------------------------------------
   12 TYPE OR REPORTING PERSON*                                               IN
--------------------------------------------------------------------------------

                  * SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1(A).  NAME OF ISSUER

            CardioGenesis Corporation

ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

            540 Oakmead Parkway
            Sunnyvale, California 94086

ITEM 2(A)-(C).     NAME, ADDRESS AND CITIZENSHIP OF PERSONS FILING

           This statement is being filed by KPCB VII Associates, L.P., a California Limited Partnership ("KPCB VII Associates"), whose principal business address is 2750 Sand Hill Road, Menlo Park, California 94025. The names, business addresses and citizenships of all the general partners of KPCB VII Associates are set forth on Exhibit B hereto.

           KPCB VII Associates is general partner to Kleiner Perkins Caufield & Byers VII, L.P., a California limited partnership ("KPCB VII") and KPCB Life Sciences Zaibatsu Fund II, L.P., a California limited partnership ("KPCB ZF II"). This statement relates only to KPCB VII Associates' indirect, beneficial ownership of shares of Common Stock of CardioGenesis Corporation held directly by KPCB VII and KPCB ZF II (the "Shares"). Management of the business affairs of KPCB VII Associates, including decisions respecting disposition and/or voting of the Shares, is by majority decision of the general partners of KPCB VII Associates listed on Exhibit B hereto, each of whom disclaims beneficial ownership of the Shares.

ITEM 2(D) AND (E). TITLE OF CLASS OF SECURITIES AND CUSIP NUMBER

           Common Stock
           CUSIP # 001415 9K 1

ITEM 3.    NOT APPLICABLE

ITEM 4. OWNERSHIP See rows 5-11 of cover pages. Each individual general partner of KPCB VII Associates disclaims beneficial ownership of the Shares.

ITEM 5.    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

           Not applicable.

ITEM 6.    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

           Under certain circumstances set forth in the limited partnership agreements of KPCB VII, KPCB ZF II and KPCB VII Associates, the general and limited partners of such entities may have the right to receive dividends from, or the proceeds from, the sale of the Shares of CardioGenesis Corporation owned by each such entity. No such partner's right relates to more than five percent of the class.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

           Not applicable.

ITEM 8.    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

           Not applicable.

ITEM 9.    NOTICE OF DISSOLUTION OF GROUP.

          Not applicable.

ITEM 10.  CERTIFICATION.

          Not applicable.

                                      SIGNATURES

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 12, 1999                    KPCB VII ASSOCIATES, L.P., A
                                             CALIFORNIA LIMITED PARTNERSHIP


                                             By:/s/ Brook H. Byers
                                                -----------------------------
                                                  A General Partner


                                             KLEINER PERKINS CAUFIELD & BYERS
                                             VII, L.P., A CALIFORNIA LIMITED
                                             PARTNERSHIP

                                             By KPCB VII Associates, L.P., a
                                             California Limited Partnership, its
                                             General Partner


                                             By:/s/ Brook H. Byers
                                                -----------------------------
                                                  A General Partner

                                             BROOK H. BYERS
                                             KEVIN R. COMPTON
                                             L. JOHN DOERR
                                             WILLIAM R. HEARST III
                                             VINOD KHOSLA
                                             JOSEPH S. LACOB
                                             BERNARD J. LACROUTE
                                             JAMES P. LALLY
                                             DOUGLAS P. MACKENZIE
                                             E. FLOYD KVAMME


                                             By:/s/ Michael S. Curry
                                                -----------------------------
                                                  Michael S. Curry
                                                  Attorney-in-Fact

                                    EXHIBIT INDEX

                                                                   Found on
                                                                 Sequentially
Exhibit                                                          Numbered Page
-------                                                          -------------
Exhibit A:     Agreement of Joint Filing                               18

Exhibit B:     List of General Partners of KPCB VII Associates         19

                                      EXHIBIT A


                              AGREEMENT OF JOINT FILING


          The undersigned hereby agree that they are filing jointly pursuant to Rule 13d-1 of the Act the statement dated February 12, 1999, containing the information required by Schedule 13G, for the Shares of CardioGenesis Corporation held by Kleiner Perkins Caufield & Byers VII, L.P., a California Limited Partnership.

Dated:  February 12, 1999
                                             KPCB VII ASSOCIATES, L.P., A
                                             CALIFORNIA LIMITED PARTNERSHIP


                                             By:/s/ Brook H. Byers
                                                -----------------------------
                                                  A General Partner


                                             KLEINER PERKINS CAUFIELD & BYERS
                                             VII, L.P., A CALIFORNIA LIMITED
                                             PARTNERSHIP

                                             By KPCB VII Associates, L.P., a
                                             California Limited Partnership, its
                                             General Partner


                                             By:/s/ Brook H. Byers
                                                -----------------------------
                                                  A General Partner

                                             BROOK H. BYERS
                                             KEVIN R. COMPTON
                                             L. JOHN DOERR
                                             WILLIAM R. HEARST III
                                             VINOD KHOSLA
                                             JOSEPH S. LACOB
                                             BERNARD J. LACROUTE
                                             JAMES P. LALLY
                                             DOUGLAS P. MACKENZIE
                                             E. FLOYD KVAMME


                                             By:/s/ Michael S. Curry
                                                -----------------------------
                                                  Michael S. Curry
                                                  Attorney-in-Fact

                                      EXHIBIT B

                                 General Partners of
                KPCB VII ASSOCIATES, A CALIFORNIA LIMITED PARTNERSHIP


          Set forth below, with respect to each general partner of KPCB VII Associates, is the following: (a) name; (b) business address; and
(c) citizenship.

1.   (a)  Brook H. Byers
     (b)  c/o Kleiner Perkins Caufield & Byers
          2750 Sand Hill Road
          Menlo Park, CA  94025
     (c)  United States Citizen

2.   (a)  Kevin R. Compton
     (b)  c/o Kleiner Perkins Caufield & Byers
          2750 Sand Hill Road
          Menlo Park, CA  94025
     (c)  United States Citizen

3.   (a)  L. John Doerr
     (b)  c/o Kleiner Perkins Caufield & Byers
          2750 Sand Hill Road
          Menlo Park, CA  94025
     (c)  United States Citizen

4.   (a)  William R. Hearst III
     (b)  c/o Kleiner Perkins Caufield & Byers
          2750 Sand Hill Road
          Menlo Park, CA  94025
     (c)  United States Citizen

5.   (a)  Vinod Khosla
     (b)  c/o Kleiner Perkins Caufield & Byers
          2750 Sand Hill Road
          Menlo Park, CA  94025
     (c)  United States Citizen

6.   (a)  Joseph S. Lacob
     (b)  c/o Kleiner Perkins Caufield & Byers
          2750 Sand Hill Road
          Menlo Park, CA  94025
     (c)  United States Citizen

7.   (a)  Bernard J. Lacroute
     (b)  c/o Kleiner Perkins Caufield & Byers
          2750 Sand Hill Road
          Menlo Park, CA  94025
     (c)  United States Citizen

8.   (a)  James P. Lally
     (b)  c/o Kleiner Perkins Caufield & Byers
          2750 Sand Hill Road
          Menlo Park, CA  94025
     (c)  United States Citizen

9.   (a)  Douglas P. MacKenzie
     (b)  c/o Kleiner Perkins Caufield & Byers
          2750 Sand Hill Road
          Menlo Park, CA  94025
     (c)  United States Citizen

10.  (a)  E. Floyd Kvamme
     (b)  c/o Kleiner Perkins Caufield & Byers
          2750 Sand Hill Road
          Menlo Park, CA  94025
     (c)  United States Citizen